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                                                                    Exhibit 99.2

                               AMENDMENT NO. 1 TO
              AMENDED AND RESTATED SUPPORT AND STANDSTILL AGREEMENT

         This AMENDMENT NO. 1 TO AMENDED AND RESTATED SUPPORT AND STANDSTILL AGREEMENT (this "AMENDMENT") is entered into as of this 14th day of September, 2001 by and among CADIM INC. (together with its affiliates, "CADIM"), THE PRIME GROUP, INC. ("PGI"), PRIME GROUP VI, L.P. ("PLP"), PRIMESTONE INVESTMENT PARTNERS L.P. ("PRIMESTONE"), PRIME GROUP LIMITED PARTNERSHIP ("PRIME LP"), PG/PRIMESTONE, L.L.C. ("PGLLC") and MICHAEL W. RESCHKE ("RESCHKE" and, together with PGI, PLP, Primestone, Prime LP and PGLLC, the "PGI PARTIES").

         WHEREAS, Cadim and the PGI Parties have entered into an Amended and Restated Support and Standstill Agreement (the "PGI SSA"), dated as of August 30, 2001; all capitalized terms not otherwise defined herein shall have the meaning given to such terms in the PGI SSA;

         WHEREAS, in connection with entering into the PGI SSA, Cadim and the PGI Parties entered into that certain Support and Standstill Agreement dated as of August 30, 2001 with Prime Group Realty Trust and Prime Group Realty, L.P.;

         WHEREAS, the parties have amended and restated the PGE SSA to extend the exclusivity period and therefore the parties desire to enter into this Amendment to reflect such changes.

         NOW, THEREFORE, in consideration of the foregoing, Cadim and the PGI Parties do hereby agree as follows:

         1. All references in the PGI SSA to the PGE SSA shall now be references to the Amended and Restated Support and Standstill Agreement dated as of September 14, 2001 rather than the Support and Standstill Agreement dated as of August 30, 2001.

         2. The third to last sentence in paragraph 3 of the PGI SSA shall be restated to read: "Cadim shall provide a written notice to the PGI Parties on or before October 12, 2001 if it intends to proceed with the Proposed Transaction."

         3. The reference to "Thirty-Day Period (as defined in the PGE SSA)" in paragraph 6 of the PGI SSA shall be changed to "Exclusivity Period (as defined in the PGE SSA)".

         4. In all other respects the PGI SSA shall remain in full force and effect, unchanged by this Amendment.

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         The Parties have agreed to the terms and conditions contained in this
Amendment on the day and date first written above.

THE PRIME GROUP, INC.


BY:   /s/ MICHAEL W. RESCHKE
ITS:  PRESIDENT AND CEO



PRIMESTONE INVESTMENT PARTNERS L.P.

BY:  PG/PRIMESTONE, LLC, ITS MANAGING GENERAL PARTNER
BY:  THE PRIME GROUP, INC., ADMINISTRATIVE MEMBER
BY:  /s/ MICHAEL W. RESCHKE
ITS: PRESIDENT AND CEO



PG/PRIMESTONE, L.L.C.

BY: THE PRIME GROUP, INC., ADMINISTRATIVE MEMBER

BY:  /s/MICHAEL W. RESCHKE
ITS: PRESIDENT AND CEO

PRIME GROUP VI, L.P.

BY:  PGLP, INC., ITS GENERAL PARTNER

BY:  /s/ MICHAEL W. RESCHKE
ITS: PRESIDENT

PRIME GROUP LIMITED PARTNERSHIP

BY:  /s/ MICHAEL W. RESCHKE
ITS: MANAGING GENERAL PARTNER



/s/ MICHAEL W. RESCHKE
MICHAEL W. RESCHKE

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CADIM INC.

PER: /s/ SYLVIE DROUIN

ITS: VICE PRESIDENT - LEGAL AFFAIRS

PER: /s/ RICHARD DANSEREAU

ITS: VICE PRESIDENT - INVESTMENTS